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                        THIRD AMENDMENT TO AGREEMENT OF LEASE

    THIS 3rd AMENDMENT is made this 23rd day of September, 1997 by and between LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership ("Landlord") and Apollon, Inc., a Pennsylvania corporation ("Tenant").

                                      BACKGROUND

    A. Nairn Great Valley, Inc., Landlord's predecessor, and Tenant entered into a Lease Agreement dated July 8, 1992 (the "Original Lease"), covering premises at One Great Valley Parkway, Malvern, Pennsylvania, as more fully described in the Original Lease. The Original Lease was amended by first amendment dated January, 11, 1993 and second amendment dated November 19, 1993 (the Original Lease as amended by the first amendment and second amendment is hereinafter called the "Lease").

    B. Tenant desires to expand into additional space in the Building, and extend the term of the Lease, and Landlord has agreed to such expansion and extension subject to the provisions of this Third Amendment.

                                      AGREEMENTS

    NOW THEREFORE, the parties hereto, in consideration of the mutual promises and covenants contained herein and in the Lease, and intending to be legally bound, hereby agree that the Lease is amended as follows:

    1. Expansion Space: Landlord hereby leases to Tenant an additional 5,425 square feet of space in the Building (the "Expansion Space") as shown in cross-hatch on Exhibit A hereto. The term for the Expansion Space shall begin as of October 1, 1997, and shall thereafter run concurrently with the Term of the Lease as provided below. Minimum Annual Rent for the Expansion Space shall be paid as provided below, in the same time and manner as required for the balance of the Premises. The total amount of space covered by this Lease is 46,125 square feet. Tenant's Proportionate Share for purposes of calculating and paying Tenant's Share of Annual Operating Costs shall be 76%. Tenant's Share of Annual Operating Costs shall be prorated for the calendar year 1997 to reflect that Tenant's Proportionate Share has increased effective as of October 1, 1997. The Expansion Space shall be deemed to be part of the Premises for all other purposes of the Lease. The Tenant shall take possession to the Expansion Space "as is, where is." Landlord has not agreed to make any improvements to same. Any improvements to the Expansion Space shall be made subject to all other terms and conditions of the Lease.

    2. Term: Section 4 of the Original Lease is amended by deleting the second sentence thereof and substituting the following is in its place:

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         "The term of this Lease shall, unless sooner terminated as expressly provided in this Lease continue until September 30, 2003 (the "Expiration Date")."

    3. Minimum Annual Rent: Minimum Annual Rent effective October 1, 1997 shall be as follows:


           46,125 s.f.       Rent/s.f.    Annual         Monthly

         10/1/97-9/30/98      $ 8.75    $403,593.75     $33,632.81
         10/1/98-9/30/99      $ 9.75    $449,718.75     $37,476.56
         10/1/99-9/30/00      $10.10    $465,862.50     $38,821.88
         10/1/00-9/30/01      $10.45    $482,006.25     $40,167.19
         10/1/01-9/30/02      $10.80    $498,150.00     $41,512.50
         10/1/02-9/30/03      $11.15    $514,293.75     $42,857.81

Effective October 1, 1997, Section 6 (a) of the Original Lease is amended to substitute the above schedule for Minimum Annual Rent as stated in the Original Lease.

    4. Option To Extend Term. Provided that Landlord has not given Tenant notice of default more than two (2) times preceding the Expiration Date, that there then exists no event of default by Tenant under this lease nor any event that with the giving of notice and/or the passage of time would constitute a default, and that Tenant is the sole occupant of the Premises, Tenant shall have the right and option to extend the Term for one (1) additional period of five
(5) years(s), exercisable by giving Landlord prior written notice, at least nine
(9) months in advance of the Expiration Date, of Tenant's election to extend the Term; it being agreed that time is of the essence and that this option is personal to Tenant and is nontransferable to any assignee or sublessee (regardless of whether any such assignment or sublease was made with or without Landlord's consent) or other party. Such extension shall be under the same terms and conditions as provided in this lease except as follows:

         (a) the additional period shall begin on the Expiration Date and thereafter the Expiration Date shall be deemed to be extended by five years;

         (b) all references to the Term in this lease shall be deemed to mean the Term as extended pursuant to this Section;

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         (c)  there shall be no further options to extend; and

         (d) the Minimum Annual Rent payable by Tenant for the additional period shall be computed based upon the then "Fair Market Rental Rate", but in no event shall the new rent be less than the rent at the end of the initial term of the Lease. Within One (1) month after Landlord receives Tenant's notice of the exercise of this option, Landlord will notify Tenant of the "Fair Market Rental Rate" which shall be Landlord's good faith determination of the rental rate applicable at such time for office space in similar buildings located in the Malvern, Pennsylvania Market Area ("Landlord's Rental Notice"). If Tenant objects to the Fair Market Rental Rate as so established, Tenant may rescind its exercise of this option to extend term, provided Tenant gives notice of such recision to Landlord on or before two (2) weeks after Tenant receives Landlord's Rental Notice, time being of the essence. If Tenant so rescinds so exercise, Tenant's option to extend term shall be deemed both unexercised and extinguished. If Tenant does not so rescind its exercise, the term of this Lease shall be extended as provided before, with the Minimum Annual Rent applicable to such additional period being computed based upon the Fair Market Rental Rate as stated in the Landlord's Rental Notice.

    5. Right of First Offer to Lease Additional Space. If and when any of the additional rentable spaces in the Building which are shown as "Additional Space" on Exhibit "A" (individually, the "Additional Space") first becomes available for rental during the term of this lease and provided that Landlord has not given Tenant notice of default more than two (2) times during the immediately preceding twelve (12) months, that there then exists no event of default by Tenant under this lease nor any event that with the giving of notice and/or the passage of time would constitute a default, and that Tenant is the sole occupant of the Premises, Tenant shall have the right of first offer to lease all of the Additional Space, subject to the following:

         (a) Landlord shall notify Tenant when the Additional Space first becomes available for rental by any party other than the tenant then in occupancy of the Additional Space and Tenant shall have seven (7) days following receipt of such notice within which to notify Landlord in writing that Tenant is interested in negotiating terms for leasing such Additional Space and to have its offer considered by Landlord prior to the leasing by Landlord of the Additional Space to a third party. If Tenant notifies Landlord within such time period that Tenant is so interested, then Landlord and Tenant shall have 30 days following Landlord's receipt of such notice from Tenant within which to negotiate mutually satisfactory terms for the leasing of the Additional Space by Tenant and to execute an amendment to this lease incorporating such terms or a new lease for the Additional Space.

         (b) If Tenant does not notify Landlord within such 7 days of its interest in leasing the Additional Space or if Tenant does not execute such amendment or lease within such 30 days, if applicable, then this right of first offer to lease the Additional Space will

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lapse and be of no further force or effect and Landlord shall have the right to lease all or part of the Additional Space to any other party at any time on any terms and conditions acceptable to Landlord.

         (c) This right of first offer to lease the Additional Space is a one-time right if and when each Additional Space first becomes available, is personal to Tenant and is nontransferable to any assignee or sublessee (regardless of whether any such assignment or sublease was made with or without Landlord's consent) or other party.

    6.   Right Of First Offer To Purchase Property.

         (a) If at any time during the initial term of this lease (prior to October 1, 2003), except as set forth in subsections (b) and (c) below, Landlord desires to sell the whole of the Property known as One Great Valley Parkway in Malvern, Pennsylvania to a non-related entity for full consideration, Landlord agrees to notify Tenant of such desire. Tenant shall advise Landlord within ten
(10) days after receiving such notice if Tenant is interested in negotiating terms for purchase of the Property by Tenant. If Tenant fails to respond within such time period and/or if Tenant is not interested in purchasing the Property, then Tenant shall have no further right hereunder to purchase the Property. However, if Tenant notifies Landlord within such time period that Tenant is interested in purchasing the Property, then Landlord and Tenant shall have thirty (30) days following Landlord's receipt of such notice from Tenant within which to negotiate and execute a mutually satisfactory agreement for the sale of the Property to Tenant.

              (i) In the event that Landlord and Tenant fail to enter into an agreement of sale and purchase within such thirty (30) days, then Tenant shall have no further right hereunder to purchase the Property. Thereafter, Landlord may negotiate with any third party for the sale and purchase of the Property.

              (ii) If Landlord and Tenant enter into an agreement of sale and purchase but transfer of the Property to Tenant is not consummated for any reason other than Landlord's default under such agreement of sale and purchase, then Tenant shall have no further right hereunder to purchase the Property.

         (b) Tenant's right of first offer set forth above shall not apply to any transfer of the Property in mortgage foreclosure, by deed in lieu of foreclosure or as part of a settlement with the mortgagee nor shall such right apply to any efforts by Landlord to sell the Property as part of a package transaction which includes one or more other properties owned by Landlord or its affiliates. In the case of any such mortgage related or package transaction, Tenant shall have no rights relating to the purchase of the Property and no such rights shall survive the conveyance of the Property by Landlord pursuant to a mortgage related or package transaction.

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         (c)  Landlord shall have no obligation to notify Tenant of
Landlord's intention to sell and Tenant shall have no right to purchase the Property at any time during which Tenant is in default under any of the provisions of this lease. The right of first offer set forth in this Section shall terminate automatically if at any time during the Term, including without limitation at any time after Landlord and Tenant enter into an agreement of sale and purchase. Tenant defaults under any of the provisions of this lease and Landlord gives Tenant written notice of such default; in which event this Section shall be deemed to be null and void and of no further force or effect. In addition, Tenant's right of first offer shall terminate automatically if Tenant transfers this lease (as described in Section 18) or if the Property is wholly or partially destroyed by casualty or taken by a condemnation or otherwise for any public or quasi-public use.

    7. New Facilities for Tenant: The Lease, as amended hereby, shall terminate in the event Landlord leases or sells to Tenant a new or existing facility of more than 46,125 square feet, upon terms and conditions satisfactory to Landlord and Tenant, embodied in a lease or agreement of sale executed by Landlord and Tenant.

    8. Tenant Cancellation Rights: The provisions of this Third Amendment shall be cancelable by Tenant by delivering written notice to Landlord on or before October 1, 1997 (time being of the essence hereof), in which event this Third Amendment shall be deemed to be void from inception, and the Lease as previously amended shall continue in full force and effect.

    9. Tenant Waiver of Previous Provisions: Tenant hereby waives any and all options and rights to extend or renew the Term of the Lease, options to expand the Premises and to purchase the Building, and Sections 44, 47 and 48 of the Original Lease are hereby deleted in their entirety. Tenant further waives any "cap" on annual operating costs under Section 43 of the Original Lease, which Section 43 is hereby deleted in its entirety.

    10. Confession of Judgment: Without limitation of any other rights or remedies available to the Landlord under Section 27(b) entitled "Remedies", or which are otherwise available at law or in equity, and subject to Section 27(d) of the Lease, the following remedy of Landlord in the case of a default by the Tenant under the Lease, as herein amended, is restated and granted as follows:

    When this Lease and the Term or any extension or renewal thereof shall have been terminated on account of any default by Tenant, or when the Term has expired, it shall be lawful for any attorney of any county of record in Pennsylvania to appear as attorney for Tenant as well for all persons claiming by, through or under Tenant and to confess judgment against it, them or any of them, for the recovery by Landlord of possession of the Premises, for which this Lease shall be said attorney's sufficient warrant; and, thereupon, if Landlord so desires, an appropriate writ of possession

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    may issue forthwith, without any prior writ or proceeding whatsoever.
    Landlord shall have the right for the same default and upon any subsequent default or defaults, or upon the termination of this Lease or Tenant's right of possession as hereinbefore set forth, to direct any attorney of any court of record in Pennsylvania to confess judgment for the recovery of possession of the Premises as hereinbefore provided, on one or more occasions.

    11. Miscellaneous: Except as expressly modified herein, the terms and conditions of the Lease shall remain unchanged and in full force and effect.
All capitalized terms used herein but not separately defined shall have the same meaning as given in the Lease.

    IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first above written.


                             LANDLORD:

                             LIBERTY PROPERTY LIMITED PARTNERSHIP

                             By:  Liberty Property Trust, Sole General Partner


                             By:  /s/ Leslie R. Price
                                 -----------------------------------------------
                                  Name:  Leslie R. Price
                                  Title: Senior Vice President


                             TENANT:

                             APOLLON, INC.

                             By:  /s/ Vincent R. Zurawski, Jr.
                                 -----------------------------------------------
                                  Name:  Vincent R. Zurawski, Jr.
                                  Title: President and CEO

                             Attest:  /s/ James G. Murphy
                                     -------------------------------------------
                                  Name:  James G. Murphy
                                  Title: Vice President - Finance





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